Piedmont Natural Gas Initiates Fiscal Year 2008 Earnings Guidance

CHARLOTTE, N.C., Nov. 2 /PRNewswire-FirstCall/ — Charlotte-based Piedmont Natural Gas (NYSE: PNY) is initiating its earnings guidance for its fiscal year ending October 31, 2008 in the range of $1.45 to $1.55 per diluted share.

This guidance for fiscal year 2008 reflects:

•	margin growth resulting from continued gross customer additions forecasted at 3% in the Company’s North Carolina, South Carolina and Tennessee service areas,

•	the effect of a $2.5 million annual margin reduction in South Carolina pursuant to a settlement filed in the Company’s Rate Stabilization Act filing,

•	favorable expense reductions associated with continued improvements and efficiency gains in the Company’s underlying O&M cost structures and business processes,

•	the development and implementation of “best-in-class” customer contact centers,

•	a full year of operations for Hardy Storage as well as continued earnings from Piedmont’s 30% investment in SouthStar Energy Services, and

•	a utility capital expenditures budget of $168.5 million plus Piedmont’s final non-utility equity investment of $1.5 million in Hardy Storage.

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, regulatory issues, customer growth, economic and capital market conditions, the cost and availability of natural gas, competition from other energy providers, weather conditions and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are only as of the date they are made and we do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise except as required by applicable laws and regulations. More information about the risks and uncertainties relating to these forward- looking statements may be found in Piedmont’s latest Form 10-Q and its other filings with the SEC, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to over 1 million residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 62,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the internet at http://www.piedmontng.com.

SOURCE Piedmont Natural Gas Company

John Sutphin
+1-704-731-4314
john.sutphin@piedmontng.com